Exhibit 99.1

Richard L. Bready, Chairman and CEO
Edward J. Cooney, Vice President and Treasurer
(401) 751-1600

IMMEDIATE

NORTEK COMMENCES TENDER OFFER AND CONSENT SOLICITATION
FOR ITS 11% SENIOR SECURED NOTES DUE 2013

PROVIDENCE, RI, April 12, 2011-Nortek, Inc. (“Nortek”) (OTC QB: NTKS) announced today that it is commencing a tender offer to purchase any and all of its outstanding $753,333,333 in aggregate principal amount of 11% Senior Secured Notes due 2013 (the “11% Notes”) through a cash tender offer (the “Tender Offer”). If the Tender Offer is consummated, the Company expects to incur debt retirement costs in the second quarter of 2011 related to debt redemption premiums and other related expenses with respect to the repurchase of the 11% Notes. Nortek is also soliciting the consents of holders of the 11% Notes to certain proposed amendments to the indenture governing the 11% Notes (the “Consent Solicitation”).

Nortek expects to enter into a new $350.0 million senior secured term loan facility maturing in 2017 (the “Term Loan Facility”). Nortek will continue to have access to its current $300.0 million revolving credit facility due in 2015. Nortek intends to use the borrowings from the Term Loan Facility to finance a portion of the repurchase of the 11% Notes pursuant to the Tender Offer.

The purpose of the Tender Offer is to acquire all of the outstanding 11% Notes. The primary purpose of the Consent Solicitation and the proposed amendments to the indenture is to substantially eliminate all of the restrictive covenants and certain events of default from the indenture, and to provide for a shorter notice period required in connection with a voluntary redemption.

The Tender Offer will expire at 12:01 a.m. New York City time on May 10, 2011, unless extended or earlier terminated (the “Expiration Date”). Under the terms of the Tender Offer, holders of the 11% Notes who validly tender their 11% Notes and consents prior to 5:00 p.m. New York City time on April 25, 2011, such time and date which may be extended (the “Consent Date”) and do not validly withdraw their 11% Notes and consents prior to 5:00 p.m. New York City time on April 25, 2011, such time and date which may be extended (the “Withdrawal Deadline”), will receive the total consideration of $1,052.50 per $1,000 principal amount of 11% Notes tendered, which is equal to the “tender consideration” of $1,022.50 plus the “consent payment” of $30.00. Holders of the 11% Notes who validly tender and do not validly withdraw their 11% Notes and consents after the Consent Date, but prior to the Expiration Date, will receive the tender consideration, but not the consent payment. In both cases, holders whose 11% Notes are purchased in the Tender Offer will also be paid accrued and unpaid interest from the most recent interest payment date on the 11% Notes to, but not including, the applicable settlement date.

We intend to redeem any 11% Notes that remain outstanding after the expiration of the Tender Offer in accordance with the terms of the indenture governing the 11% Notes. Under the terms of the indenture, we may redeem, not more than once during any twelve-month period, the 11% Notes at a redemption price equal to 103.0% plus accrued and unpaid interest, provided that the aggregate amount of such redemptions does not exceed $75.0 million. In addition, on or after June 1, 2011, we may redeem the 11% Notes in whole or in part at a redemption price equal to 105.0% of the principal amount thereof (declining to 102.5% on June 1, 2012 and further declining to 100.0% on June 1, 2013), plus accrued and unpaid interest. If any of the 11% Notes are not validly tendered and purchased pursuant to the Tender Offer, immediately following the consummation of the Tender Offer we intend to redeem those 11% Notes at a redemption price equal to 103.0% (and, to the extent the aggregate principal amount of such Notes exceeds $75.0 million, such excess will be redeemed at 105.0%), plus accrued and unpaid interest. This press release does not constitute a notice of redemption under the optional redemption provision of the indenture governing the 11% Notes.

The Tender Offer is contingent upon the satisfaction of certain conditions, including (a) the receipt by Nortek of at least $500.0 million in gross proceeds from a capital markets transaction, (b) Nortek's entry into the Term Loan Facility, (c) the receipt of requisite consents in order to adopt the proposed amendments to the indenture governing the 11% Notes, (d) the execution of an amendment to Nortek's asset-based revolving credit facility permitting the refinancing and (e) the execution of a supplemental indenture to the indenture governing the 11% Notes implementing the proposed amendments. If any of these conditions are not satisfied, Nortek is not obligated to accept for payment, purchase or pay for, and may delay the acceptance for payment of, any tendered 11% Notes and may even terminate the Tender Offer. Full details of the terms and conditions of the Tender Offer and the Consent Solicitation are included in Nortek's Offer to Purchase and Consent Solicitation Statement, dated April 12, 2011.
This press release does not constitute an offer to sell, or a solicitation of an offer to buy, any security. No offer, solicitation, or sale will be made in any jurisdiction in which such an offer, solicitation, or sale would be unlawful.

Requests for documents may be directed to D.F. King & Co., Inc., the Information Agent for the Tender Offer and the Consent Solicitation, at (800) 423-2107 (toll-free) or at (212) 269-5550 (call collect).

UBS Securities LLC has been engaged to act as the Dealer Manager and Solicitation Agent in connection with the Tender Offer and the Consent Solicitation. Questions regarding the Tender Offer and the Consent Solicitation may be directed to UBS Investment Bank at (203) 719-4210 (call collect) or (888) 719-4210 (toll free).
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For more information on Nortek, please visit www.nortek-inc.com or call (401) 751-1600.
Nortek* is a leading diversified global manufacturer of innovative, branded residential and commercial ventilation, HVAC and technology products. Nortek offers a broad array of products, including: range hoods, bath fans, indoor air quality systems, medicine cabinets and central vacuums, heating and air conditioning systems, and technology offerings, including audio, video, access control, security and digital display mounting and mobility products.

*As used herein, the term “Nortek” refers to Nortek, Inc., together with its subsidiaries, unless the context indicates otherwise. This term is used for convenience only and is not intended as a precise description of any of the separate corporations, each of which manages its own affairs.

This press release contains forward-looking statements. These statements are based on Nortek's current plans and expectations and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors impacting such forward-looking statements include the availability and cost of certain raw materials (including, among others, steel, copper, packaging materials, plastics, resins, glass, wood and aluminum) and purchased components, freight costs, the level of domestic and foreign construction and remodeling activity affecting residential and commercial markets, interest rates, employment levels, inflation, foreign currency fluctuations, consumer spending levels, exposure to foreign economies, the rate of sales growth, prices, and product and warranty liability claims. Nortek undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. For further information, please refer to the reports and filings of Nortek with the Securities and Exchange Commission, including the Annual Report on Form10-K for the year ended December 31, 2010.

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